January 1, 2004

Eran Broshy

Re:     Amendment to Employment Agreement

Dear Eran:

This letter confirms our agreement and shall serve to amend the June 14, 1999 Employment Agreement between you and the Company in accordance with the following:

7 (d)         Car Allowance
The paragraph shall be amended to read as follows:

      During the period of Executive’s employment by the Company, the Company shall pay to the Executive as a travel allowance the net amount of $500.00 per month.

Very truly yours,

VENTIV HEALTH, INC.

By:
/s/ Fred Drasner
Fred Drasner Director

Accepted and agreed to by:
/s/ ERAN BROSHY
Eran Broshy Chief Executive Officer